UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2007
Skilled Healthcare Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33459 (Commission File Number)	20-3934755 (IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA (Address of Principal Executive Offices)	92610 (Zip Code)
(949) 282-5800
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)     On November 30, 2007, Skilled Healthcare Group, Inc., a Delaware corporation (the “Company”), announced that the Company and John E. King, the current Treasurer and Chief Financial Officer of the Company, have mutually agreed to terminate Mr. King’s employment relationship with the Company. Mr. King’s employment will continue for a transitional period through the latter part of the first quarter of 2008. Until the termination of his employment, Mr. King has agreed to remain in his position as Treasurer and Chief Financial Officer and to assist the Company with the preparation of its year-end financial statements and satisfaction of its Securities and Exchange Commission reporting requirements.
Mr. King has a previously agreed-upon employment agreement with the Company. Mr. King’s employment agreement provides him certain separation benefits upon a termination of his employment with the Company without cause and his execution of a separation and release agreement, including:
     1.     a lump sum cash payment equal to 1.5 times Mr. King’s annual base salary;
     2.     a pro-rata bonus proportionate to the number of days worked by Mr. King during the calendar year of the date of termination of his employment, payable when the bonus otherwise would have been payable; and
     3.     premium costs for medical benefits under COBRA for Mr. King and his dependants, and costs for life and disability insurance (all as in effect immediately prior to the date of termination of his employment) for a period of 12 months following the date of termination.
(c)     The Company also announced that, effective as of November 30, 2007, the Company has entered into an employment agreement with Devasis Ghose, age 54. Mr. Ghose, a Certified Public Accountant, will commence his employment with the Company on January 17, 2008 and, upon the termination of Mr. King’s employment, become Executive Vice President and Chief Financial Officer of the Company. Since December 2006, Mr. Ghose has served as Managing Director International of Green Street Financial Advisors, an independent research, trading, and consulting firm concentrating on publicly traded real estate securities. From June 2004 to August 2006, Mr. Ghose served as Executive Vice President and Chief Financial Officer of Shurgard Storage Centers, Inc., a publicly traded company that developed and operated self-storage properties in the United States and Europe that was acquired by Public Storage, Inc. Between May 2003 and May 2004, Mr. Ghose was associated as a Partner with Tatum Partners, an executive services and business consulting firm. From 1986 through February, 2003, Mr. Ghose served for more than 16 years as part of the executive team of HCP, Inc., a publicly traded company that invests primarily in real estate serving the healthcare industry in the United States, most recently as Senior Vice President, Finance and Treasurer. Prior to HCP, Inc., Mr. Ghose was with Price Waterhouse for five years as part of its U.S. operations and, prior to that, began his career in London with KPMG. Mr. Ghose holds a Masters in Business Administration from the University of California at Los Angeles and a Bachelor of Science in Physics from the University of Delhi, India. The terms of Mr. Ghose’s employment agreement are described below.
There is currently no arrangement or understanding between Mr. Ghose and any other persons pursuant to which he was selected as Executive Vice President and Chief Financial Officer of the Company and Mr. Ghose is not a party to any transaction that would be required to be disclosed by the Company pursuant to Item 404(a) of Regulation S-K.
On November 30, 2007, the Company issued a press release announcing the appointment of Mr. Ghose as Executive Vice President and Chief Financial Officer upon Mr. King’s departure from the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(e)     Employment Agreement with Dev Ghose.
The description below summarizes the terms of Mr. Ghose’s employment agreement with the Company (the “Employment Agreement”). This description is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Term. The Employment Agreement commences on January 17, 2008 and ends on January 17, 2010, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to extend the Employment Agreement.
Base Salary. Mr. Ghose will earn an initial base salary of $400,000 per year, which may be increased annually in the discretion of the Board of Directors of the Company (the “Board”).
Signing Bonus. The Company will pay Mr. Ghose a “sign-on” bonus of $75,000 upon the effective date of the Employment Agreement and $50,000 at the end of the sixth month of his continuous employment with the Company.
Annual Bonus. Mr. Ghose will be eligible to participate in an annual performance-based bonus plan which is similar to the bonus plan applied to other senior officers of the Company, and will have the opportunity to earn a bonus of up to 60% of his annual base salary.
Equity Plan. Subject to Board approval, Mr. Ghose will also be eligible to participate in the Company’s 2007 Equity Award Plan pursuant to which he will receive 60,000 shares of restricted Class A common stock of the Company and 125,000 stock options with respect to the Company’s Class A common stock, which stock options will have an exercise price equal to the closing market price of the Company’s common stock on the date of grant. The shares of restricted stock and stock options will vest in four equal installments on each of the first four anniversaries of the grant date, subject to Mr. Ghose’s continued employment with the Company.
Severance. In the event Mr. Ghose’s employment is terminated by the Company for cause, upon Mr. Ghose’s resignation or upon non-extension of the term of his employment by Mr. Ghose, Mr. Ghose will not be entitled to any severance payment.
In the event Mr. Ghose’s employment is terminated as a result of his death or disability, Mr. Ghose will be entitled to receive a bonus representing a pro rated portion of the bonus that he would have received had he been employed for the full year and, if terminated due to disability, a lump sum equal to the amount Mr. Ghose would have received in respect of his base salary upon a termination by the Company without cause, less certain disability plan benefits paid to him.
In the event Mr. Ghose’s employment is terminated due to non-extension of the term by the Company, Mr. Ghose will be eligible to receive a pro rated bonus payment for the portion of the year that he worked as well as a lump-sum amount equal to the annual base salary he would have been entitled to receive had he continued employment for a period of 12 months (if non-renewal occurs during the first year of employment) or 18 months (if non-renewal occurs subsequent to the end of the first year of employment) following the date of termination.
In the event that Mr. Ghose is terminated without cause by the Company, the Company is obligated to pay Mr. Ghose (i) a lump-sum cash payment equal to the then-current annual salary he would have been entitled to receive for a period of 12 months (if termination occurs during the first year of employment) or 18 months (if termination occurs subsequent to the end of the first year of employment) following the date of termination; (ii) a bonus representing a fraction of what he would have received had he been employed for the full year; and (iii) coverage for medical benefits for Mr. Ghose and, where applicable, his spouse and dependents, life insurance and disability insurance for a period of 12 months following the date of termination.
Non-Competition. Mr. Ghose has agreed, during his employment with the Company and for a two-year period following his termination, not to undertake or engage in, directly or indirectly, certain activities which compete with the business of the Company, as described in more detail in the Employment Agreement.

Indemnification. Under the Employment Agreement, the Company will indemnify Mr. Ghose to the fullest extent permitted by applicable law against certain liabilities that arise by reason of his service or status as an officer of the Company.
Item 9.01     Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit	Description

10.1	Employment Agreement, dated November 30, 2007, between the Company and Devasis Ghose.
10.7*	Employment Agreement, dated December 27, 2005, between the Company and John E. King.
99.1	Press Release, dated November 30, 2007.

*	Previously filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File. No. 333- 137897) filed on October 10, 2006, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKILLED HEALTHCARE GROUP, INC.
Date: November 30, 2007	/s/ Roland G. Rapp
Roland G. Rapp
General Counsel, Secretary and Chief Administrative Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement, dated November 30, 2007, between the Company and Devasis Ghose.
10.7*	Employment Agreement, dated December 27, 2005, between the Company and John E. King.
99.1	Press Release, dated November 30, 2007.

*	Previously filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File. No. 333- 137897) filed on October 10, 2006, as amended.